Exhibit 99

Natural Health Notified of Non-Compliance with NASDAQ Rule
Friday, April 21, 2006

Natural Health Trends Corp. (NASDAQ: BHIP - News) announced today that on April 18, 2006 it received a letter from The Nasdaq Stock Market stating that the Company is not in compliance with Marketplace Rule 4310(c)(14), which obligates Nasdaq listed issuers to timely file those reports and other documents required to be filed with the Securities and Exchange Commission. As previously disclosed, the Company will be filing its Annual Report on Form 10-K late.

Since the Company anticipates requesting a hearing with the Nasdaq Hearings Panel, or filing its Annual Report on Form 10-K, by April 25, 2006, it is not anticipated that the Company's shares of common stock will be delisted on April 27, 2006. However, if the Company fails to file its Annual Report on Form 10-K, or to persuade the Hearings Panel to provide the Company with an exception to Marketplace Rule 4310(c) (14), the Company's shares of Common Stock may be subject to delisting by The Nasdaq Stock Market.

Natural Health Trends Corp. is an international direct-selling company operating in more than 15 markets throughout Asia, North America, and Latin America. The Company markets premium quality personal care, health and lifestyle products under the Lexxus brand and markets its nutritional supplement products under the Kaire brand. Additional information can be found on the Company's website, and management encourages interested parties to register for updated corporate information via e-mail on the Company's homepage, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such statements may relate, among other things, to our relationship with our distributors; our need to continually recruit new distributors; our internal controls and accounting methods that may require further modification; regulatory matters governing our products and network marketing system; our ability to recruit and maintain key management; adverse publicity associated with our products or direct selling organizations; product liability claims; our reliance on outside manufacturers; risks associated with operating internationally, including foreign exchange risks; product concentration; dependence on increased penetration of existing markets; the competitive nature of our business; and our ability to generate sufficient cash to operate and expand our business. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.



Contact:
Natural Health Trends Corp.
Chris Sharng, 972-241-4080
or
Porter, LeVay & Rose, Inc.
Michael Porter, President - Investor Relations
Linda Decker, VP - Investor Relations
Jeff Myhre, VP - Editorial
212-564-4700
Fax: 212-244-3075
www.plrinvest.com
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